Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Integrys Energy Group, Inc. (formerly WPS Resources Corporation) of our report dated December 14, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 47, “Conditional Asset Retirement Obligations”) relating to the consolidated financial statements and financial statement schedules of Peoples Energy Corporation and subsidiaries, and our report dated December 14, 2006 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K under the Securities Exchange Act of 1934 of Peoples Energy Corporation for the year ended September 30, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Chicago, Illinois
February 23, 2007